Exhibit 99.2
Delivering Dependable Monthly Income Through Irreplaceable CornersTM

Strong and Flexible Business Model AmREIT (AMY) is supported by three synergistic businesses: a real estate operating and development business, a NASD registered securities business, and a retail partnership business a retail partnership business a retail partnership business a retail partnership business a retail partnership business

2004 Goals 15-19% growth in Adjusted Funds from Operations (AFFO) 100% Asset growth in 12-18 month period Increased internal capital raising Continued tenant diversification and further improve portfolio quality *Represents the adjusted FFO (AFFO) per share. The company adheres to the NAREIT definition of FFO. The company's AFFO takes the NAREIT calculated FFO and adds back certain non-cash expense items, if any for that year.

2004 AFFO Growth 2002 2003 2004 East 0.42 0.54 0.63 FFO Per Share (Adjusted)* *Represents the adjusted FFO (AFFO) per share. The company adheres to the NAREIT definition of FFO. The company's AFFO takes the NAREIT calculated FFO and adds back certain non-cash expense items, if any for that year. 17% 8-10% growth is average in industry Key: Internal growth & external growth

2004 Acquisition - Terrace Shops Property Information: SE Corner of Buffalo Speedway and Westpark in Houston at the entrance of the prestigious West University community. 16,400 sq. ft. Anchored by Starbucks 100% Occupied

2004 Acquisition - Courtyard at Post Oak Property Information: NW corner of San Felipe and Post Oak in Houston, TX 4,000 sq. ft. Verizon Wireless 9,500 sq. ft. multi- tenant shopping center with Ninfa's and Dessert Gallery 100% Occupied This is located in the heart of the Uptown Houston area, the most significant retail corridor in the Greater Houston area.

2004 Acquisition - Plaza in the Park Property Information: SW Corner of Buffalo Speedway & Westpark in Houston, TX at the entrance of West University, and affluent community. 130,000 sq. ft. #1 Kroger in sales volume and size in Texas Kroger is the #1 grocer in the Houston marketplace

2004 Acquisition - Cinco Ranch Property Information: Located in Katy, Texas at the heart of Cinco Ranch, an affluent master planned community. 97,000 sq. ft. Top 10 Kroger Texas Kroger is the #1 grocer in the Houston marketplace

2004 Acquisition - Bakery Square Property Information: Located at the SW corner of Dunlavy and West Gray in Houston 35,000 sq. ft. This is a strong infill property located just west of downtown Houston.

2004 Acquisition - MacArthur Park Property Information: SW Corner of I-635 and MacArthur Blvd. in the Las Colinas area. 198,000 sq. ft. 100% Occupied Las Colinas is home to many Fortune 500 companies such as Exxon Mobil, Citigroup and Sabre

Disclaimer Statements included in this presentation that state the company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward- looking" statements, within the meaning of the Private Securities Litigation Reform Act of 1995, which, by their nature, involve known and unknown risks and uncertainties. The company's actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the company's regulatory filings with the Securities and Exchange Commission for information or factors which may impact the company's performance.

Contact Us Chad Braun Chief Financial Officer cbraun@amreit.com www.amreit.com 1-800-888-4400 Robyn Walden VP Investor Relations rwalden@amreit.com Debbie Lucas VP Corporate Communications dlucas@amreit.com